Exhibit 26(n): Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

Exhibit 26(n) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Financial Statements” and to the use of our report dated March 30, 2007 with respect to the statutory basis financial statements of Security Life of Denver Insurance Company as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and to the use of our report dated March 23, 2007, with respect to the statements of assets and liabilities of Separate Account L1 of Security Life of Denver Insurance Company as of December 31, 2006, and the related statements of operations and changes in net assets for the periods disclosed in the financial statements, included in Pre-Effective Amendment No. 2 to the Registration Statement (Form N-6 333-147534), and the related Prospectus and Statement of Additional Information of Separate Account L1 of Security Life of Denver Insurance Company.

/s/ Ernst & Young LLP

Atlanta, Georgia January 29, 2008